Exhibit 10.16

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of April 2, 2013 (the “Effective Date”) by and between Accretive Health, Inc. (together with its successors and assigns, the “Company”) and Stephen F. Schuckenbrock (the “Executive”);

W I T N E S S E T H :

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer, to have the Executive serve as a member of its Board, and to enter into an agreement embodying the terms of such employment and service;

WHEREAS, the Executive desires to accept such employment and service, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (together, the “Parties”) agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in Exhibit A.

2. Term.

(a) Term of Employment. The Company hereby employs the Executive under this Agreement, and the Executive hereby accepts such employment, for the Term of Employment. The Term of Employment shall commence as of April 3, 2013 (the “Start Date”) and shall end on the first anniversary of the Start Date; provided, however, that the Term of Employment shall thereafter be automatically extended for unlimited additional six-month periods unless, at least three months prior to the then-scheduled date of expiration of the Term of Employment, either Party gives notice to the other that it is electing not to so extend the Term of Employment. Notwithstanding the foregoing, the Term of Employment may be earlier terminated in strict accordance with the provisions of Section 9, in which event the Executive’s employment with the Company shall expire.

(b) Term of Board Service. Effective as of the Start Date, the Company’s Board shall elect the Executive to serve as a member of the Company’s Board, as a Class II classified director, until the Company’s 2015 annual meeting of stockholders, and thereafter, until the Executive’s successor is duly elected and qualified or until the Executive’s earlier death, resignation or removal, and the Board shall re-nominate the Executive for election to the Company’s Board throughout the Term of Board Service. The Term of Board Service for purposes of this Agreement shall commence as of the Start Date and shall end on the date of the first annual meeting of stockholders occurring after the fourth anniversary of the Start Date. Notwithstanding the foregoing, the Term of Board Service may be earlier terminated in strict accordance with the provisions of Section 9, in which event the Executive’s service on the Board shall terminate.

3. Positions, Duties and Location.

(a) During the Term of Employment, the Executive shall serve as the Chief Executive Officer of the Company; shall have all authorities, duties and responsibilities customarily exercised by an individual serving in that position at an entity of the size and nature of the Company; shall be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair his ability to discharge, the foregoing duties and responsibilities; shall have such additional duties and responsibilities, consistent with the foregoing and with Section 3(b) below, as the Board may from time to time reasonably assign to him; and shall report solely and directly to the Board. During the Term of Board Service, the Executive shall serve as a member of the Company’s Board.

(b) During the Term of Employment, the Executive shall devote a majority of his business time and efforts to the business and affairs of the Company. However, nothing in this Agreement shall preclude the Executive from: (i) serving on the boards of a reasonable number trade associations and charitable organizations, and, with the consent of the Board (which consent shall not be unreasonably withheld, conditioned or delayed), for profit business entities, (ii) engaging in charitable activities and community affairs, (iii) accepting and fulfilling a reasonable number of speaking engagements, and (iv) managing his personal investments and affairs; provided that such activities do not either individually or in the aggregate materially interfere with the proper performance of his duties and responsibilities hereunder, or in any way create or present a conflict of interest. Neither shall anything in this Agreement or elsewhere prevent the Executive from fulfilling his contractual obligations to his prior employer.

(c) During the Term of Employment, the Executive’s principal office, and principal place of employment, shall be at the Company’s headquarters in Chicago, Illinois.

4. Base Salary. Commencing as of the Start Date and throughout the Term of Employment, the Executive shall receive an annualized Base Salary of $595,000, payable in accordance with the regular payroll practices applicable to senior executives of the Company generally, but no less frequently than monthly. The Base Salary shall be reviewed no less frequently than annually during the Term of Employment for increase in the discretion of the Board (or its Compensation Committee). The Base Salary shall not be decreased at any time, or for any purpose, during the Term of Employment without the prior written consent of the Executive.

5. Annual Incentive Awards. The Executive shall be entitled to an annual cash incentive award in respect of each calendar year that ends during the Term of Employment. The target amount of any such award shall be at least 100% of the Base Salary earned by the Executive for the calendar year in question (pro rated for any partial year). The amount to be paid for any calendar year (which amount may be less, or more, than the target amount) shall be determined in good faith to the Board (or its Compensation Committee) in consultation with the Executive, and any amount earned shall be paid to the Executive no later than March 15 of the year following the year for which it is earned.

6. Initial Stock Option Award. As of the Start Date, the Executive shall be granted a ten-year, nonqualified Stock Option (the “Initial Stock Option”) to acquire 3% of the Company’s outstanding shares of Common Stock, determined on a fully diluted basis as of the Start Date, pursuant to a Stock Option Agreement in substantially the form attached hereto as Exhibit B. The Initial Stock Option shall have an exercise price equal to the Fair Market Value a Share on the date of grant. The Executive may not voluntarily transfer, on or before the second anniversary of the Start Date and other than in the limited circumstances described in Exhibit B, more than twenty percent (20%) of any shares acquired on exercise of any Stock Option.

7. Additional Incentives and Compensation. During the Term of Employment, the Executive shall be eligible for additional long-term incentives (including, without limitation, additional Stock Option grants), and for special awards, in each case in the sole discretion of the Company’s Board (or its Compensation Committee). Following the Term of Employment, and during the remaining Term of Board Service, the Executive shall receive compensation and benefits at a level, and on terms and conditions, no less favorable to him than those received by other Board members generally.

8. Other Benefits.

(a) Employee Benefits. During the Term of Employment, the Executive shall be entitled to participate in all employee benefit plans, programs and arrangements, and all fringe benefits and perquisites, made available generally to other senior executives of the Company. Nothing in this Section 8(a) shall be construed to require the Company to establish or maintain any particular employee benefit plan, program or arrangement except as expressly set forth elsewhere in this Agreement.

(b) Additional Benefits. During the Term of Employment, the Executive shall also be entitled to: (x) once-a-week two-way fractional jet travel between Dallas, Texas and Chicago, Illinois (or involving other destinations within the continental United States where the purpose of travelling to, or from, at least one of the destinations is to conduct the Company’s business); (y) to reasonable and appropriate accommodations in Chicago; and (z) be reimbursed for continuing the coverage for him and his family under the health and medical plans that apply as of the Effective Date, which is approximately $2,200 per month.

(c) Reimbursement of Business and Other Expenses. The Executive shall be promptly reimbursed for all expenses reasonably incurred by him in connection with his service hereunder, subject to documentation in accordance with reasonable policies previously communicated to him in writing. The Executive shall also be promptly reimbursed for attorneys’ fees and other charges of such counsel reasonably incurred by him in connection with the negotiation, documentation and implementation of the arrangements set forth in this Agreement, but not to exceed $50,000.

9. Termination of Employment and/or Board Service.

(a) Termination Due to Death or Disability. In the event the Executive’s employment and/or Board service hereunder is terminated due to his death or Disability, then the Term of Employment and the Term of Board Service shall expire and his estate or his beneficiaries (as the case may be) shall be entitled to full vesting and exercisability, as of the applicable Termination Date, for the Initial Stock Option to the extent that the Initial Stock Option either is vested as of such date or is scheduled to become vested on or before the first anniversary of such date, the Initial Stock Option to remain exercisable for the remainder of its maximum stated term.

(b) Termination for Cause.

(i) No termination of the Executive’s employment and/or Board service hereunder for Cause shall be effective as a termination for Cause unless the provisions of this Section 9(b)(i) shall first have been complied with. The Executive shall be given written notice by the Company’s Board of its intention to terminate his employment and/or Board service for Cause, such notice (the “Cause Notice”) (x) to set forth in reasonable detail the circumstances that constitute the grounds on which the proposed termination for Cause is based and (y) to be given no later than 90 days after such Board first learns of such circumstances. The Executive shall have 10 days after receiving such Cause Notice in which to cure such grounds to the reasonable satisfaction of such Board. If he fails to timely cure such grounds, the Executive shall then be entitled to a hearing before such Board. Such hearing shall be held within 15 days of his receiving such Cause Notice, provided that he requests such hearing within 10 days of receiving such Cause Notice. If, within 10 days following such hearing (if timely requested), and otherwise within 20 days after such Cause Notice is given to the Executive, such Board gives written notice to the Executive confirming that, in the judgment of at least a majority of the members of such Board (excluding the Executive), Cause for terminating his employment and/or Board service on the basis set forth in the original Cause Notice exists, his employment and/or Board service hereunder shall thereupon be terminated for Cause, subject to de novo review by arbitration in accordance with Section 16.

(ii) In the event that the Executive’s employment and/or Board service hereunder is terminated for Cause in accordance with Section 9(b)(i), the Term of Employment and/or the Term of Board Service (as applicable) shall expire and he shall be entitled to exercise the Initial Stock Option, to the extent that the Initial Stock Option is vested as of the Termination Date, for at least the lesser of 30 days following the Termination Date and the remainder of its maximum stated term.

(c) Termination Without Cause. In the event that the Executive’s employment and/or Board service hereunder is terminated (A) in a Constructive Termination Without Cause or (B) by the Company other than (x) for Disability (y) for Cause in accordance with Section 9(b)(i) or (z) by expiration of the Term of Employment pursuant to notice of non-extension in accordance with Section 2(a), or (C) as a result of any failure to nominate or re-elect the Executive as a member of the Board (other than for Cause in accordance with Section 9(b)(i) or as a result of a termination due to death or Disability) through the date of the first annual meeting of stockholders occurring after the fourth anniversary of the Start Date, then the Term of Employment and/or Term of Board Service (as applicable) shall expire and he shall be entitled to full vesting and exercisability, as of the Termination Date, for the Initial Stock Option to the extent that the Initial Stock Option (i) is vested as of the applicable Termination Date or (ii) is scheduled to become vested on or before (x) the first anniversary of such date (in the case of a termination of his employment hereunder) or (y) the second anniversary of such date (in the case of a termination of his Board service hereunder), the Initial Stock Option to remain exercisable for the remainder of its maximum stated term. No termination that is governed by this Section 9(c) shall be deemed a breach of this Agreement.

(d) Voluntary Termination. In the event that the Executive terminates his employment and/or Board service hereunder prior to the then-scheduled expiration of the Term of Employment or Term of Board Service (as applicable) on his own initiative, other than by death, for Disability or in a Constructive Termination Without Cause, then the Term of Employment and/or Term of Board Service (as applicable) shall expire and the Initial Stock Option shall, to the extent exercisable on the applicable Termination Date, (i) remain exercisable for at least the lesser of 90 days following the Termination Date and the remainder of its maximum stated term, if such voluntary termination is prior to the first anniversary of the Start Date, or (ii) remain exercisable for the remainder of its maximum stated term, if such voluntary termination is on or after the first anniversary of the Start Date. No voluntary termination under this Section 9(d) shall be deemed a breach of this Agreement.

(e) Change in Control. In the event that the Executive’s employment and/or Board service hereunder (x) is terminated upon or within six months prior to a Change in Control and (y) such termination is governed by Section 9(c) (relating to terminations without Cause), then the Executive shall, in addition to the benefits provided under Section 9(c), be entitled to full vesting and full exercisability, as of the applicable Termination Date, for the Initial Stock Option, the Initial Stock Option to remain exercisable for the remainder of its maximum stated term.

(f) Expiration of Term of Employment or Term of Board Service.

(i) In the event that the Executive’s employment hereunder terminates by expiration of the Term of Employment pursuant to notice of non-extension in accordance with Section 2(a), then the Executive shall be entitled to have the then outstanding portion of the Initial Stock Option that is, or becomes, vested as of the Termination Date remain exercisable for the remainder of its maximum stated term.

(ii) In the event that the Executive’s Board service terminates by expiration of the Term of Board Service, then the Executive shall be entitled to have the then outstanding portion of the Initial Stock Option that is, or becomes, vested as of the Termination Date remain exercisable for the remainder of its maximum stated term.

(g) Miscellaneous.

(i) On any termination of the Executive’s employment hereunder, he shall be entitled to:

(A) Base Salary through the Termination Date;

(B) the balance of any annual, long-term, or other incentive award earned in respect to any period ending on or prior to the Termination Date, or payable (but not yet paid) on or prior to the Termination Date, payable as provided under the applicable award documentation or this Agreement, as applicable; and

(C) other or additional benefits, payable in accordance with the applicable terms of any applicable Company Arrangement (including, without limitation, Sections 6, 7, 8, 10 and 12 and any Stock Option agreement).

(ii) On any termination of the Executive’s employment hereunder that is not governed by Section 9(b) or 9(d) above (relating to Cause/voluntary terminations), he shall be entitled to a Pro-Rata Annual Incentive Award.

(iii) On any termination of the Executive’s Board service hereunder, he shall be entitled to any benefits then or thereafter due to him under the applicable terms of any applicable Company Arrangement.

(h) No Mitigation; No Offset. In the event of any termination of the Executive’s employment or Board service hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due the Executive under this Agreement or otherwise on account of (x) any Claim that the Company may have against him or (y) any remuneration or other benefit earned or received by the Executive after such termination. Any amounts due under this Section 9 are considered to be reasonable by the Company and are not in the nature of a penalty.

(i) Notwithstanding anything in this Agreement or elsewhere to the contrary:

(A) this Agreement is intended to be interpreted and applied so that any payment or benefit set forth herein either shall either be exempt from the requirements under Section 409A of the Code and its implementing regulations (“Section 409A”), or shall comply with Section 409A’s requirements;

(B) if the Executive is a “specified employee” within the meaning of Section 409A of the Code, any payment or benefit otherwise due to be paid or provided to him upon a termination of employment under any arrangement that (i) constitutes a “deferral of compensation” within the meaning of Section 409A and (ii) does not otherwise qualify under the exemptions under Section 409A, shall be delayed and paid or provided promptly following, and in any event within thirty (30) days following, the earlier of (x) the date which is six months and one day after Executive’s “separation from service” within the meaning of Section 409A for any reason other than death and (y) the date of Executive’s death;

(C) any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to final Treasury Regulation Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Executive only to the extent that (i) any such expense is not incurred, and any such benefit is not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s employment terminated; (ii) any such expense is reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s employment terminated; and (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit;

(D) each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A; and

(E) in no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A.

10. Change in Control. In the event that a Change in Control occurs during the Term of Employment or the Term of Board Service, the Initial Stock Option shall become fully vested and exercisable as of the date of the Change in Control and shall remain exercisable for the balance of its maximum stated term. In addition, the Parties confirm, for the avoidance of doubt, that the Executive shall also be entitled to other or additional benefits (if any) in accordance with the applicable terms of any applicable Company Arrangement.

11. Golden Parachute Tax / Contingent Cutback.

(a) If the aggregate of all amounts and benefits due to the Executive (or his beneficiaries), under this Agreement or any other Company Arrangement (or any payments, benefits or entitlements provided by or on behalf of any Person that effectuates a transaction related to a Change of Control) (collectively, “Change of Control Benefits”), would cause the Executive to have “parachute payments” as such term is defined in and under Section 280G of the Code and its implementing regulations (“Section 280G”), and would result in the imposition of excise taxes pursuant to Section 4999 of the Code, the Company will reduce such payments and benefits so that the Parachute Value of all Change in Control Benefits, in the aggregate, equals the Safe Harbor Amount minus $1,000.00, but only if, by reason of such reduction, the Net After-Tax Benefit shall exceed the Net After-Tax Benefit if such reduction were not made (the “Required Reduction”). The determinations with respect to this Section 11(a) shall be made by an independent auditor (the “Auditor”). The Auditor shall be a nationally-recognized United States public accounting firm chosen, and paid for, by the Company. Notwithstanding any provision to the contrary in this Agreement or in any other applicable Company Arrangement, any reduction in payments required under this Section 11 shall be implemented as follows: first, by reducing any cash payments to be made to the Executive; second, by cancelling any outstanding equity-based compensation awards that are subject to performance vesting (“Performance-Based Equity”), the performance goals for which have not been met prior to the Termination Date or if later the date of the occurrence of the Change of Control, and third, by cancelling the acceleration of vesting any of the Executive’s outstanding equity awards that are not then subject to performance vesting. In the case of the reductions to be made pursuant to each of the above-mentioned clauses, the payment and/or benefit amounts to be reduced, and the acceleration of vesting to be cancelled, shall be reduced or cancelled in the inverse order of their originally scheduled dates of payment or vesting, as applicable, (with the latest payments thus reduced first) and shall be so reduced (x) only to the extent that the payment and/or benefit otherwise to be paid, or the vesting of the award that otherwise would be accelerated, would be treated as a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Code, and (y) only to the extent necessary to achieve the Required Reduction.

(b) It is possible that after the determinations and selections made pursuant to Section 11(a) the Executive will receive Change of Control Benefits that are, in the aggregate, either more or less than the limitations provided in Section 11(a) above (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then the Executive shall refund the Excess Payment to the Company promptly on demand, together with an additional payment in an amount equal to the product obtained by multiplying the Excess Payment times the applicable annual federal rate (as determined in and under Section 1274 (d) of the Code), or such higher rate as is necessary to ensure that the Change of Control Benefits are less than the Safe Harbor Amount, times a fraction whose numerator is the number of days elapsed from the date of your receipt of such Excess Payment through the date of such refund and whose denominator is 365. In the event that it is determined (x) by arbitration under Section 16 below, (y) by a court of competent jurisdiction, or (z) by the Auditor upon request by the Executive or the Company, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive within 10 days of such determination together with an additional payment in an amount equal to the product obtained by multiplying the Underpayment times the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of the Underpayment through the date of such payment and whose denominator is 365.

(c) All determinations made by the Auditor under this Section 11 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable following the event giving rise to the Change of Control Benefits, or such later date on which a Change of Control Benefit has been paid or a request under clause (z) of Section 11(b) has been made.

(d) Definitions. The following terms shall have the following meanings for purposes of this Section 11.

“Base Amount”, “Change of Control”, and “Parachute Payment” shall have the meanings ascribed to the terms “base amount”, “change in ownership or control” and “parachute payment”, respectively, under Section 280G.

“Net After-Tax Benefit” shall mean the present value (as determined in accordance with Section 280G(d)(4) of the Code) of the Change of Control Benefits net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state, local and other laws, determined by applying the highest marginal tax rates under each such law.

The “Parachute Value” of a Change of Control Benefit shall mean the value as of the date of the Change of Control for purposes of Section 280G of the portion of such Change of Control Benefit that constitutes a “parachute payment” under Section 280G, as determined by the Auditor for purposes of determining whether, and to what extent, such Change of Control Benefit is subject to tax under Section 4999 of the Code.

“Safe Harbor Amount” shall mean 2.99 times the Executive’s Base Amount.

12. Indemnification.

(a) If the Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding by reason of the fact that he is or was a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates, or in connection with his service hereunder, as a director, officer, member, employee, agent, manager, trustee, consultant or representative of another Person, or if any Claim is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless to the fullest extent permitted by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith or in connection with seeking to enforce his rights under this Section 12(a), and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company or other Person and shall inure to the benefit of his heirs, executors and administrators. The Executive shall also be entitled to prompt advancement of any and all costs and expenses (including, without limitation, attorneys’ and other professional fees and charges) incurred by him in connection with any such Proceeding or Claim, or in connection with seeking to enforce his rights under this Section 12(a), any such advancement to be made within 15 days after the Executive gives written notice, supported by reasonable documentation, requesting such advancement. Such notice shall include an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that the Executive would otherwise have (including, without limitation, by agreement or under applicable law).

(b) A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, throughout the Term of Employment and the Term of Board Service and thereafter until the date on which all claims against the Executive that would otherwise be covered by such policy (or policies) become fully time barred, providing coverage to the Executive that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other present or former senior executive or director of the Company.

13. Restrictive Covenants.

(a) During the Term of Employment and the Term of Board Service, and at all times thereafter, the Executive shall not, without the prior written consent of the Company, divulge, disclose or make accessible to any other Person any Confidential Information except (v) to the Company and its Affiliates, or to any authorized (or apparently authorized) agent or representative of any of them, (w) in connection with performing his duties for the Company or its Affiliates, (x) when required to do so by law or by a court, governmental agency, legislative body, arbitrator or other Person with apparent jurisdiction to order him to divulge, disclose or make accessible such information, (y) in the course of any Proceeding under Section 13(c) or 16 or (z) in confidence to an attorney or other professional advisor for the purpose of securing professional advice. In the event that the Executive is required to disclose any Confidential Information pursuant to clause (x) or (y) of the immediately preceding sentence, he shall (A) promptly give the Company notice that such disclosure is to be, or may be, made and (B) cooperate with the Company, at its reasonable request and sole expense, in seeking to protect the confidentiality of the Confidential Information. Nothing in this Agreement or elsewhere shall prevent the Executive from at all times retaining, and using appropriately, (i) his rolodex (and electronic equivalents) and (ii) documents and information relating to his personal entitlements and obligations.

(b) The Executive shall not, for his own benefit or the benefit of any other Person, without the prior written consent of the Company and other than in connection with his services for the Company or its Affiliates:

(i) during the Term of Employment and the Term of Board Service, and for a period of 12 months thereafter, perform material services for, or otherwise have material involvement with (whether as an officer, director, partner, consultant, security holder, owner, employee, independent contractor or otherwise), any Person that competes materially (whether directly or indirectly) with the Company or its Subsidiaries in the Business in the United States; provided that the Executive may in any event (x) own up to a 5% passive ownership interest in any public or private entity and (y) be employed by, or otherwise have material association with, any business that competes materially with the Company or its Subsidiaries in the Business if his employment or association is with a separately managed and operated division or Affiliate of such business that does not compete with the Company or its Subsidiaries in the Business and he has no business communication relating to the Business with employees of any division or Affiliate of such business that does compete with the Company or its Subsidiaries in the Business and (z) serve on the Board of any enterprise that engages in the Business as an immaterial part of its overall business provided that he recuses himself fully and completely from all matters relating to the Business.

(ii) during the Term of Employment and the Term of Board Service and for a period of 12 months thereafter, personally solicit, aid in the solicitation of, induce or otherwise encourage (whether directly or indirectly) any individual who is, at the time of such encouragement, employed by the Company or its Subsidiaries, to cease such employment, provided that the foregoing shall not apply to the Executive’s personal administrative assistant; or

(iii) during the Term of Employment and the Term of Board Service and for a period of 12 months thereafter, personally solicit, aid in the solicitation of, induce, or otherwise encourage (whether directly or indirectly) any Person that was a customer of the Company or its Subsidiaries at any time during the Term of Employment or Term of Board Service for the purpose of (a) selling services or products to such Person in competition with the Company or its Subsidiaries in the Business or (b) inducing such Person to cancel, transfer or cease doing Business in whole or in part with the Company or its Subsidiaries;

provided that the restrictions set forth in clause (i) of this Section 13(b) shall immediately expire in the event that the Company, or any of its Affiliates, shall have materially breached, on or after the Termination Date, any of their material obligations to the Executive under this Agreement or otherwise, which breach shall have continued uncured for 30 days after the Executive has given written notice to the Company describing the breach in reasonable detail and requesting cure.

(c) The Executive acknowledges and agrees that the Business is highly competitive, and that the restrictions contained in this Section 13 are reasonable and necessary to protect the Company’s legitimate business interests. The Executive further acknowledges that any actual or prospective breach may irreparably cause damage to the Company for which money damages may not be adequate. Therefore, in the event of any actual or threatened breach by the Executive of any of the provisions of Section 13(a) or 13(b) above, the Company shall be entitled to seek, through arbitration in accordance with Section 16 or from any court with jurisdiction over the matter and the Executive, temporary, preliminary and permanent equitable/injunctive relief restraining the Executive from violating such provision and to seek, in addition, but solely through arbitration in accordance with Section 16, money damages, together with any and all other remedies available under applicable law.

(d) The purpose of Section 13 is, among other things, to protect the Company from unfair or inappropriate competition, to protect its confidential information and trade secrets, and to prevent competitors from raiding the Company’s management employees. If the scope or enforcement of Section 13 is ever disputed, a court, arbitrator or other trier of fact shall modify, and enforce, its provisions to the extent it believes is lawful and appropriate. If any provision of Section 13 is construed to be invalid, illegal or unenforceable, then the remaining provisions therein shall not be affected thereby and shall be enforceable without regard thereto.

(e) The Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Executive’s duties to the Company while employed by the Company or serving on the Board. The Company agrees to direct its executive officers and directors not to, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Executive or otherwise disparage the Executive in any manner that is likely to be harmful to the Executive’s business reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

14. Assignability; Binding Nature.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns.

(b) No rights or obligations of the Company under this Agreement may be assigned or transferred by it except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the Company’s business and assets, provided that the assignee or transferee is the successor to all or substantially all of the Company’s business and assets and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement. In the event of any merger, consolidation, other combination, sale of business and assets, or liquidation as described in the preceding sentence, the Company shall use its best reasonable efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder.

(c) No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or by operation of law, except to the extent otherwise provided in Section 18(e) below.

15. Representations.

(a) The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other Person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(b) The Executive represents and warrants that to the best of his knowledge and belief (i) delivery and performance of this Agreement by him does not violate any law or regulation applicable to him, (ii) delivery and performance of this Agreement by him does not violate any applicable order, judgment or decree or any agreement to which he is a party or by which he is bound and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation of the Executive, enforceable against him in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

16. Resolution of Disputes. Any Claim arising out of or relating to this Agreement, any other Company Arrangement, the Executive’s employment with the Company or service on its Board, or any termination thereof (collectively, “Covered Claims”) shall (except to the extent otherwise provided in Section 13(c) with respect to certain requests for injunctive relief) be resolved by binding confidential arbitration, to be held in Chicago, Illinois, in accordance with the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association and this Section 16. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending the resolution of any Covered Claim, the Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise, except to the extent that the arbitrators otherwise provide.

17. Notices. Any notice, consent, demand, request, or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (x) when delivered personally to such Person or (y), provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by ten days’ advance notice given in accordance with this Section 17) or (z), in the case of the Company only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten days’ advance notice given in accordance with this Section 17), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 17.

If to the Company:	Accretive Health, Inc.
401 N. Michigan Avenue
Suite 2700
Chicago, IL 60611
Attn: Board of Directors
Fax: 312-670-7824

If to the Executive:	The address of his principal residence as it appears in the Company’s records, with a copy to him (during the Term of Employment) at his office in Chicago, Illinois, and a copy to:
Morrison Cohen LLP
909 Third Avenue, 27th Floor
New York, NY 10022
Attn: Robert M. Sedgwick, Esq.
Fax: 212-735-8708

If to a beneficiary of the Executive:	The address most recently specified by the Executive or beneficiary.

18. Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire understanding and agreement among the Parties concerning the specific subject matter hereof.

(b) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly identifies to the provision of this Agreement that is being amended and that is signed by the Executive and by an authorized (or apparently authorized) officer of the Company. No waiver by any Person of any breach of any provision of this Agreement shall be deemed a waiver of any similar or dissimilar breach at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving Person and must expressly identify the provision(s) of this Agreement whose breach is being waived.

(c) Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company Arrangement, the provisions of this Agreement shall (to the extent more favorable to the Executive) control unless the Executive otherwise agrees in a writing that expressly identifies the provision of this Agreement whose control he is waiving.

(d) Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(e) Beneficiaries/References. The Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to be references to his beneficiar(ies), heir(s), estate or other legal representative(s).

(f) Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties hereunder (including, without limitation, the provisions of Sections 9, 11 through 14 and 16 through 18 hereof) shall survive any termination of the Executive’s employment or his service on the Board.

(g) Severability. To the extent that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect so as to achieve the intentions of the Parties, as set forth in this Agreement, to the maximum extent possible.

(h) Withholding Taxes. The Company may withhold from any amount or benefit payable under this Agreement taxes that it is required to withhold pursuant to any applicable law or regulation.

(i) Governing Law. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

Accretive Health, Inc.

By:	/s/ Daniel Zaccardo
Name:	Daniel Zaccardo
Title:	SVP/General Counsel

The Executive

/s/ Stephen F. Schuckenbrock
Stephen F. Schuckenbrock

EXHIBIT A

DEFINITIONS

(a) “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

(b) “Agreement” shall mean this Employment Agreement, which includes for all purposes its Exhibits.

(c) “Board” shall mean, in the case of a corporation, the board of directors of such corporation and, in the case of any other entity, the corresponding governing Person.

(d) “Business” shall mean any and all material businesses conducted by the Company or its Subsidiaries during the Term of Employment or the Term of Board Service.

(e) “Cause” shall mean:

(i) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony;

(ii) in carrying out his duties hereunder, the Executive engages in conduct that constitutes gross neglect or willful misconduct and that, in either case, results in material economic or reputational harm to the Company;

(iii) the Executive willfully breaches any provision of this Agreement (including, without limitation, the restrictive covenants contained in Section 13), and such breach results in material economic or reputational harm to the Company;

(iv) subject to Section 3(b), the Executive’s repeated refusal, or failure to undertake good faith efforts, to perform his material duties and responsibilities hereunder for the Company; or

(v) the Executive engages in willful misconduct resulting in or intended to result in direct personal gain to the Executive at the Company’s expense.

(f) “Change in Control” shall mean the occurrence of any of the following events:

(i) any “person”, as such term is used as of the Effective Date in Section 13(d) of the 1934 Act, or group of persons, becomes (directly or indirectly) a “beneficial owner”, as such term is used as of the Effective Date in Rule 13d-3 promulgated under that Act, of a percentage of the Voting Securities of Company (measured either by number of Voting Securities or by voting power) equal to at least fifty percent (50%) of the Voting Securities of the Company;

(ii) a majority of the Board of the Company consists of individuals other than “Incumbent Directors,” which term means the members of such Board on the Effective Date;

provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported (other than in connection with any actual or threatened proxy contest) by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; or

(iii) (x) the Company combines with another entity and is the surviving entity, or (y) all or substantially all of the assets or business of the Company is disposed of pursuant to a sale, merger, consolidation, liquidation, dissolution or other transaction or series of transactions, (collectively, a “Triggering Event”) unless the holders of the Company’s Voting Securities immediately prior to such Triggering Event own, directly or indirectly, by reason of their ownership of the Company’s Voting Securities immediately prior to such Triggering Event, more than fifty percent (50%) of the Voting Securities (measured both by number of Voting Securities and by voting power) of (A) in the case of a combination in which the Company is the surviving entity, the surviving entity and (B) in any other case, the entity (if any) that succeeds to substantially all of the Company’s business and assets.

(g) “Claim” shall include, without limitation, any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.

(i) “Common Stock” shall mean Common Stock, par value $0.01, of the Company.

(j) “Company Arrangement” shall mean any plan, program, agreement, corporate governance document, employee handbook, policy or other arrangement of the Company or any of its Affiliates.

(k) “Confidential Information” shall mean all confidential or proprietary information developed or used by the Company or any of its Affiliates relating to their business, operations, employees, customers, suppliers or distributors including, but not limited to: confidential or proprietary customer lists, purchase orders, financial data, pricing information and price lists; confidential or proprietary business plans and market strategies and arrangements; confidential or proprietary books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, production data, sales materials, sales records, purchasing materials, purchasing records, personnel records and quality control records; confidential or proprietary trademarks, copyrights and patents, and applications therefor; trade secrets; confidential or proprietary inventions, processes, procedures, research records, market surveys and marketing know-how; and confidential or proprietary technical papers, software, computer programs, data bases and documentation thereof, including but not limited to source codes, algorithms, processes, formulae and flow charts. The term “Confidential Information” shall not include any document, record, data compilation, or other information that has previously been disclosed to the public, or is in the public domain, other than as a result of the Executive’s breach of Section 13(a), or that is known or generally available to the public or within any trade or industry of the Company or any of its Affiliates.

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(l) “Constructive Termination Without Cause” shall mean a termination by the Executive of his employment hereunder (and thus the Term of Employment) following the occurrence of one or more of the following events without his express prior written consent; provided that (x) the Executive shall have given written notice to the Company within ninety (90) days after he first learned of such event, describing the event in reasonable detail and requesting cure, (y) the Company shall not have fully cured such event within 30 days after receiving such notice, and (z) the Executive shall have terminated his employment hereunder within ninety (90) days after the applicable cure period has expired.

(i) any failure to continue the Executive as the Company’s Chief Executive Officer and a member of its Board (other than as a result of physical or mental incapacity);

(ii) any material diminution in the Executive’s responsibilities or authorities; the assignment to him of duties that are materially inconsistent with, or that materially impair his ability to perform, the duties then assigned to him; or any change in the reporting structure so that the Executive is required to report, in his role as the Company’s Chief Executive Officer, to any person other than the Company’s Board;

(iii) any relocation of the Executive’s principal office, or principal place of employment, to a location that is more than 40 miles from its location in Chicago, Illinois, as of the Effective Date; or

(iv) any material breach by the Company or any of its Affiliates of any of their material obligations under this Agreement or any other material Company Arrangement.

(m) “Disability” shall mean that the Executive has been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform his duties and responsibilities hereunder for a period of 180 days in any 365 day period.

(n) “Executive” shall have the meaning set forth in the preamble to this Agreement, as modified by Section 18(e).

(o) “Fair Market Value”, when used in respect of a security as of a specified date, shall mean (x) the closing price of the security on the principal national securities exchange or national market system on which such security is then listed or traded, in each case as of the close of normal trading on such date, or if such date is not a trading day or such security is not traded on such date, on the most recent day preceding such date on which such security was traded, and (y) if such security is not so listed or traded, then the value as promptly agreed by the Company and the Executive, or, in absence of such prompt agreement, fair market value as determined on a going-forward basis without discount for lack of liquidity, minority status, lack of control, contractual restrictions, or similar factors.

(p) “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

(q) “1933 Act” shall mean the Securities Act of 1933, as amended.

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(r) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity.

(s) “Proceeding” shall include, without limitation, any actual, threatened or reasonably anticipated action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.

(t) “Pro-Rata Annual Incentive Award” shall mean an amount equal to the product obtained by multiplying (x) the aggregate amount of the annual cash incentive award that the Executive would have received, in respect of the period beginning on January 1 of the calendar year of termination and ending on the last day of the calendar quarter during which his employment hereunder terminated, if his employment hereunder had not terminated, but based on actual results for the year of termination through the end of such calendar quarter times (y) a fraction whose numerator is the number of days he was employed hereunder during the calendar year of termination, and whose denominator is the number of days in the calendar year of termination through the last day of the calendar quarter of termination. Any Pro-Rata Annual Incentive Award shall be paid as provided in Section 5 hereof.

(u) “Stock Option” shall mean any compensatory option or warrant to acquire securities of the Company or any of its Affiliates; any compensatory stock appreciation right, phantom stock option or analogous right granted by or on behalf of the Company or any of its Affiliates; and any option or right received in respect of any of the foregoing options or rights. The term “Stock Option” includes, without limitation, the Initial Stock Option.

(v) “Subsidiary” of a Person shall mean any Person that is controlled by such Person.

(w) “Termination Date” shall mean (as applicable) the date on which the Executive’s employment, or Board service, hereunder terminates in accordance with this Agreement.

(x) “Voting Securities” shall mean issued and outstanding securities of any class or classes having general voting power, under ordinary circumstances in the absence of contingencies, to elect, the members of the Board of the issuer.

*    *    *    *    *

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EXHIBIT B

STOCK OPTION AGREEMENT

1. Grant of Option. Accretive Health, Inc., a Delaware corporation (the “Company”), hereby grants to Stephen F. Schuckenbrock (the “Optionee”), effective as of April 3, 2013 (the “Grant Date”), a nonqualified option to purchase             [Insert amount equal to an aggregate of 3% of the Company’s outstanding Common Stock, on a fully diluted basis as of the Grant Date.] shares of the Common Stock of the Company, at a price of $            [Insert closing price on the Grant Date.] per share, exercisable as set forth in, and subject to the terms and conditions of, this Stock Option Agreement and the Employment Agreement dated as of April 3, 2013 between the Company and the Optionee (the “Employment Agreement”).

2. Exercisability of Option.

(a) Beginning as of the Grant Date, and continuing for as long as the Executive is employed by (or serving on the Board of) the Company, this option shall become vested, and exercisable, on a ratable monthly basis over forty eight (48) months with respect to the shares of Common Stock that are subject to it, and thus shall become fully exercisable as to all such shares no later than the fourth anniversary of the Grant Date.

(b) In the event that the Term of Employment and Term of Board Service is terminated in accordance with Section 9(a) of the Employment Agreement (relating to death and Disability), this option (x) shall become fully vested and exercisable as of the Termination Date for all shares for which it would have become exercisable (pursuant to Section 2(a) above) through the first anniversary of such date, and (y) shall remain exercisable for all shares for which it is, or becomes, exercisable as of the Termination Date until the tenth anniversary of the Grant Date, at which time it shall expire to the extent that it has not yet been exercised.

(c) In the event that the Term of Employment or Term of Board Service is terminated in accordance with Section 9(b) of the Employment Agreement (relating to Cause terminations), this option, to the extent that it is or becomes exercisable as of the Termination Date, shall remain fully exercisable until the earlier of: (i) 11:59 p.m. on the 30th day following such date and (ii) the tenth anniversary of the Grant Date, at which time it shall expire to the extent that it has not yet been exercised.

(d) In the event that the Term of Employment is terminated in accordance with Section 9(c) of the Employment Agreement (relating to terminations without Cause), this option (x) shall become fully vested and exercisable as of the Termination Date for all shares for which it would have become exercisable (pursuant to Section 2(a) above) through the first anniversary of such date and (y) shall, to the extent that it is, or becomes, exercisable as of the Termination Date, remain fully exercisable until 11:59 p.m. on the tenth anniversary of the Grant Date, at which time it shall expire to the extent that it has not yet been exercised.

(e) In the event that the Term of Board Service is terminated in accordance with Section 9(c) of the Employment Agreement (relating to terminations without Cause), this option (x) shall become fully vested and exercisable as of the Termination Date for all shares for which it would have become exercisable (pursuant to Section 2(a) above) through the second anniversary of such date and (y) shall, to the extent that it is, or becomes, exercisable as of the Termination Date, remain fully exercisable until 11:59 p.m. on the tenth anniversary of the Grant Date, at which time it shall expire to the extent that it has not yet been exercised.

(f) In the event that the Term of Employment or Term of Board Service terminates under circumstances governed by Section 9(d) of the Employment Agreement (relating to voluntary terminations), then this option shall, to the extent that it is exercisable as of the Termination Date, remain exercisable until (i) in the case of such voluntary termination prior to the first anniversary of the Grant Date, the earlier of 11:59 p.m. on the 90th day following such Termination Date and the tenth anniversary of the Grant Date, at which time it shall expire to the extent that it has not yet been exercised, or (ii) in the case of such voluntary termination on or after the first anniversary of the Grant Date, 11:59 p.m. on the tenth anniversary of the Grant Date, at which time it shall expire to the extent that it has not yet been exercised.

(g) In the event that the Term of Employment terminates by expiration pursuant to notice of non-extension in accordance with Section 2(a) of the Employment Agreement, then this option shall, to the extent that it is exercisable as of the Termination Date, remain exercisable until 11:59 p.m. on the tenth anniversary of the Grant Date, at which time it shall expire to the extent that it has not yet been exercised.

(h) In the event that the Term of Board Service terminates by expiration in accordance with Section 2(b) of the Employment Agreement, then this option shall, to the extent that it is exercisable as of the Termination Date, remain exercisable until 11:59 p.m. on the tenth anniversary of the Grant Date, at which time it shall expire to the extent that it has not yet been exercised.

(i) Anything elsewhere to the contrary notwithstanding, upon any termination of the Executive’s employment or Board service that is upon or within six months prior to a Change in Control and that is governed by Section 9(c) of the Employment Agreement (relating to terminations without Cause), this option shall become fully vested and exercisable with respect to all shares that are subject to it and shall remain fully exercisable until 11:59 p.m. on the tenth anniversary of the Grant Date, at which time it shall expire to the extent that it has not yet been exercised.

(j) This option shall become fully vested and exercisable upon the occurrence of any Change in Control and shall remain fully exercisable until 11:59 p.m. on the tenth anniversary of the Grant Date, at which time it shall expire to the extent that it has not yet been exercised.

3. Exercise of Option.

(a) Method of Exercise. Subject to the conditions set forth in this Stock Option Agreement, this option may be exercised from time to time by delivery of written notice of exercise to the Company from the Optionee. Such notice shall specify the total number of shares to be purchased and shall be accompanied by payment in full (or an arrangement for payment in full) in

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accordance with Section 3(b) below. Such exercise shall be effective upon delivery to the Company of such written notice together with the required payment (or arrangement for payment). This option may be exercised for less than the full number of shares for which the option is then exercisable, provided that no such exercise may be for any fractional share.

(b) Method of Payment. Payment of the purchase price for shares purchased upon an exercise of this option may be made (i) by delivery to the Company of cash, a wire transfer of available funds, or a check payable to the order of the Company, in each case in an amount equal to the purchase price of such shares; (ii) with the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), by delivery to the Company of shares of Common Stock then owned by the Optionee having an aggregate Fair Market Value as of the date of delivery equal to the purchase price of such shares; (iii) with the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), through reasonable broker-assisted cashless exercise procedures that are from time to time established by the Company (if any) and that afford the Optionee the opportunity to sell immediately some or all of the shares underlying the exercised portion of this option in order to generate sufficient cash to pay the option purchase price; or (iv) by any combination of (i), (ii) or (iii).

(c) Delivery of Shares Tendered in Payment of Purchase Price. Payment by delivery of shares may be effected by delivering one or more stock certificates or by otherwise delivering shares to the Company’s reasonable satisfaction (including, without limitation, through an “attestation” procedure that is reasonably acceptable to the Company), in each case accompanied by such endorsements, stock powers, signature guarantees or other documents or assurances as may reasonably be required by the Company. If a certificate or certificates or other documentation representing shares in excess of the amount required are delivered, a certificate (or other satisfactory evidence of ownership) representing the excess number of shares shall promptly be returned by the Company.

(d) Delivery of Option Shares. The Company shall, upon payment in accordance with Section 3(a) above of the aggregate purchase price for the number of shares purchased, make prompt delivery of such shares to the Optionee and pay all original issue and transfer taxes and all other fees and expenses incident to such delivery. All shares delivered upon any exercise of this option shall, when delivered, (i) be duly authorized, validly issued, fully paid and nonassessable, (ii) be registered for sale, and for resale, under U.S. state and federal securities laws to the extent that other shares of the same class are then so registered or qualified and (iii) be listed, or otherwise qualified, for trading on any securities exchange or securities market on which shares of the same class are then listed or qualified. The Company shall deliver cash in lieu of any fractional share. In no event shall the Executive voluntarily transfer more than twenty percent (20%) of the securities acquired upon exercising this option (other than as permitted under Section 4, below, or in connection with a Change in Control) on or before the second anniversary of the Grant Date.

4. Nontransferability of Option. This option is personal and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process, except that this option may be transferred in whole or in part (x) by will or the laws of descent and distribution or (y) gratuitously to any Family Member who agrees to be bound by the provisions of

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this Stock Option Agreement. For purposes of clause (y) of the preceding sentence, “Family Member” shall mean “family member” as such term is used as of the Grant Date in Section A.1.(a)(5) of the General Instructions to SEC Form S-8. Any Person to whom this option has been transferred in whole or in part in accordance with the first sentence of this Section 4 shall, to the extent of the transfer, succeed to the rights, and assume the obligations, of the Optionee under Sections 2, 3, 4 through 7 and 10 of this Stock Option Agreement, except that the transferee may not transfer this option (in whole or in part) pursuant to clause (y) of the preceding sentence to any Person to whom the original Optionee would not have been permitted to transfer this option (in whole or in part). The Optionee shall give notice to the Company of any transfer of this option, in whole or in part, pursuant to clause (y) of the first sentence of this Section 4.

5. Adjustment Provisions. In the event that, at any time after the Grant Date, any merger, consolidation, reorganization, recapitalization, spin-off, split-up, combination, modification of securities, exchange of securities, liquidation, dissolution, share split, share dividend, other distribution of securities or other property in respect of shares or other securities (other than ordinary recurring cash dividends), or other change in corporate structure or capitalization affecting the rights or value of securities of any class then subject to this option occurs, appropriate adjustment(s) shall promptly be made so as to avoid dilution or enlargement of the rights of the Optionee and the value represented by this option, including, without limitation, one or more of the following as determined by the Company: (i) adjustment(s) to the number and/or kind of securities subject to this option, (ii) adjustment(s) to the exercise price and/or the other terms and conditions of this option, (iii) provision for supplemental distributions of cash, securities and/or other property, or (iv) any combination of the foregoing.

6. Treatment of Option on Change in Control. In connection with a Change in Control, the Company may take any one or more of the following actions as to all or any portion of the outstanding Stock Option hereunder:

(a) provide that the Stock Option shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), with such adjustments as may be necessary to avoid dilution or enlargement of the rights of the Optionee and the value represented by this option consistent with the provisions of Section 5 hereof;

(b) terminate the Stock Option effective as of the date of the Change in Control, by delivering notice of termination to the Optionee at least twenty (20) days prior to the date of consummation of the Change in Control, in which case, during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, the Optionee shall have the right to exercise the Stock Option in full (without regard to any limitations on vesting or exercisability otherwise contained herein), with any such exercise being contingent on the consummation of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void;

(c) provide that the Stock Option shall become vested and exercisable, in whole or in part, prior to such Change in Control;

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(d) make or provide for a cash payment to the Optionee with respect to the Stock Option equal to (A) the number of shares of Common Stock subject to the Stock Option multiplied by (B) the excess, if any (or zero, if there is no such excess), of (I) the Fair Market Value of a share of Common Stock on the date of such Change in Control over (II) the exercise price per share of the Stock Option, in exchange for the termination of the Stock Option; or

(e) any combination of the foregoing.

7. Intentionally Omitted.

8. Tax Withholding. The Company’s obligation to deliver shares upon the exercise of this option shall be subject to the Optionee’s satisfaction of all applicable income, excise, employment and other tax withholding requirements (“tax obligations”). The Optionee may satisfy any such tax obligations in any of the manners provided in Section 3(b) above for payment of the purchase price.

9. The Company’s Representations. The Company represents and warrants that (a) it is fully authorized by action of its Board (and of any Person or body whose action is required) to enter into this Stock Option Agreement and to perform its obligations under it; (b) the execution, delivery and performance of this Stock Option Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document (x) to which it (or, to the best of its knowledge and belief, any of its security holders or creditors) is a party or (y) by which it (or, to the best of its knowledge and belief, any of its security holders or creditors) is bound; and (c) upon the execution and delivery of this Stock Option Agreement by the Company and the Optionee, this Stock Option Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

10. Miscellaneous.

(a) Any Claim arising out of or relating to this Stock Option Agreement shall be resolved by binding arbitration in accordance with Section 16 of the Employment Agreement.

(b) All notices and other communications relating to this Stock Option Agreement shall be given as provided in Section 17 of the Employment Agreement.

(c) Sections 18(b), 18(c), 18(d), 18(e) (second sentence only), 18(f), 18(g), 18(i) and 18(j) of the Employment Agreement (relating, respectively, to amendment and waiver, inconsistencies, headings, references, survivorship, severability, governing law and counterparts) shall be deemed incorporated herein in full, with the references to the “Agreement” in such Sections being treated as references to this Stock Option Agreement, the references to the “Executive” in such Sections being treated as references to the original Optionee.

(d) All capitalized terms not defined in this Stock Option Agreement shall have the meanings set forth in the Employment Agreement.

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(e) Nothing contained in this Stock Option Agreement shall be construed or deemed by any Person under any circumstances to bind the Company to continue the employment of the Optionee, or his service on its Board, for any particular period of time.

(f) The issuance of the shares of Common Stock upon exercise of the Stock Option pursuant to this Stock Option Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations and any other law or regulation applicable thereto, and the Company shall use its best reasonable efforts to satisfy all applicable legal requirements to ensure that the issuance of shares of Common Stock may be made promptly upon exercise of the Stock Option hereunder. The Company shall not be obligated to issue the shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the issuance of the shares of Common Stock upon exercise of the option hereunder, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

(g) All questions concerning the construction, validity and interpretation of this Stock Option Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

Grant Date: April 3, 2013

Accretive Health, Inc.

By:
Name:
Title:

ACCEPTED

OPTIONEE

Stephen F. Schuckenbrock

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